Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
November 5, 2003                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                     FX Energy, Inc. to Broadcast Technical
              Presentation of Company's Poland Exploration Projects

Salt Lake City, November 5, 2003 - FX Energy, Inc. (Nasdaq: FXEN) announced today that a presentation regarding the Company's exploration potential in Poland will be held in New York City on Tuesday, November 11, 2003. The presentation will begin at 12:15 p.m. EST. Individuals interested in attending the presentation in person should contact the Company as space is limited. Shareholders and other interested parties who are not attending the meeting in person can listen to the audio and view the slide presentation by accessing the Company's website at www.fxenergy.com or by linking directly to the broadcast site at http://www.shareholder.com/fxenergy/medialist.cfm at the time of the meeting. A replay of the presentation will be available on FX Energy's website under the Company Information section.

FX Energy's management and board members will be at the meeting, including Richard Hardman, who will make the technical presentation. Mr. Hardman joined the Company's Board of Directors in October of this year. Steven McTiernan, a member of the FX Energy's Technical and Industry Advisory Panel, will discuss the gas markets in Poland as part of the presentation.

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.
                                 ______________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.